Exhibit 99.1

Position Description: Chairman of the Board of Directors, The Navigators Group, Inc.

Effective May 23, 2013

The Chairman of The Navigators Group, Inc. provides independent leadership to the Navigators’ Board. The Chairman will facilitate the functioning of the Board independently of the Corporation’s management and will maintain and enhance the quality of Navigators’ corporate governance practices.

Duties and Responsibilities

The Chairman will:

1.	manage the Board by

a.	acting as the Chair at all meetings of the Board

b.	collaborating with the Chief Executive Officer and the other Directors to develop the agenda for all board meetings including strategy sessions and retreats and to assure that the Board receives in a timely manner adequate material to support discussion and decisions relative to the agenda items

c.	assuring that open debate occurs and that the questions and concerns of individual Directors are heard and addressed

d.	consulting with other Directors as appropriate between Board meetings

e.	serving as a member of the Corporate Governance Committee of the Board, so as to ensure that

i.	the Board effectively represents the long term interests of all shareholders and acts independently of management

ii.	there is an effective evaluation process for both individual Directors and the Board collectively

iii.	the Board is composed of directors with adequate skills to provide effective oversight of management and the effective staffing and functioning of Board Committees

iv.	potential director candidates with requisite skills are identified for orderly Director succession

2.	communicate with the Chief Executive Officer on a regular basis to:

a.	support and influence strategy

b.	maintain awareness of issues emerging in the business which may be of interest to the Board

c.	afford the CEO the opportunity to test informally the possible reaction of the Board to management actions which may be under consideration and to help frame the process for Board consideration of major proposals

d.	provide advice and counsel on Board concerns and on the relationship between management and the Board

e.	review the CEO’s expenses quarterly

f.	provide feedback on the content of the Board’s executive session

3.	provide input to the Governance Committee and the Compensation Committee as regards the evaluation of the CEO’s performance and the setting of the CEO’s objectives

4.	be ex-officio member of all Board Committees and ensure that major matters of principle are considered by the Board

5.	work with the CEO to develop opportunities for the Chairman and other Directors to interact with Navigators management and staff so as to enhance the Board’s understanding of the business, its people and its issues and to provide a motivating experience to staff through their exposure to the Directors.

6.	liaise with stakeholders when required. Although primary responsibility for the Corporation’s relationships with the financial community, the media, the insurance industry and other external stakeholders rests with the CEO, the Chairman may be requested, from time to time, to attend meetings with outside stakeholders, particularly to listen to their concerns.

7.	serve as chair of the Annual Shareholder Meeting.

8.	have primary responsibility to assure that CEO succession plans are in place.